Exhibit 10.1

PRODUCT PLACEMENT AGREEMENT

This agreement is entered into between CELEB BRANDING, LLC. (herein referred to as “Company”) and Obscene Jeans (herein referred to as “Client") for the purposes of Product Placement and Brand Awareness for and on the cast members of MTV’s JERSEY SHORE television show. Company will provide Obscene Jeans to the female cast members of JERSEY SHORE to wear for organic product placement and brand awareness from September 10th, 2011 through March 10th, 2012 to promote the Obscene Jeans brand. The duration of this agreement shall be six (6) months and the services provided by Company shall be product placement and brand awareness for Obscene Jeans for the JERSEY SHORE female cast members’ televised and print magazine interviews and/or appearances.

Terms of Service: Company is a television and film, product placement and brand awareness company which distributes products and services to celebrities and feature film & television show cast members on a promotional basis, throughout all mediums of programming Worldwide. Company is a marketing delivery company and does not take ownership of Client’s products at anytime or any under condition which could be considered for resale or exchange of Client’s products for profit. The following conditions apply while under contract as a Product Placement and Brand Awareness Client of Company. Violation of these conditions may lead to Client’s status being suspended or revoked:

•	Client’s products must be legal for distribution in the United States of America

•	If Client’s products have distribution restrictions (i.e. 21-years and over), Company must be made aware of all restrictions in writing

•	Client’s products must be available without a prescription

•	Client’s products must not be associated with anything related to illegal activity by the laws of the United States of America

Product Placement: Accounts become active only after payment is made in full. Company will provide Client with product placement and brand awareness services on MTV’s JERSEY SHORE television show. These services will consist of organic, on-camera product placement and brand awareness starting September 10th, 2011 through March 10th, 2012. The term shall be six (6) months of product placement and brand awareness for the female cast members to organically wear and intentionally promote the Obscene Jeans brand in the following ways: 1) The JERSEY SHORE Season 5 Reunion Episode 2) The Season 6 episodes of JERSEY SHORE on MTV 3) Their television talk show appearances 4) Their Red Carpet appearance 5) Their Season 5 and 6 Press Tours and 6) In public for organic paparazzi photos. The participation fee for these services is $1,500 USD payable upon execution of this agreement. Client will be responsible for providing Obscene Jeans for JERSEY SHORE female cast members. Company will inform Client of what Obscene Jeans the female cast members will wear based off the line sheet that Client will supply to Company and Company will present to the JERSEY SHORE wardrobe stylist. The wardrobe stylist will select Obscene Jeans to be worn organically by the female cast members. The total number of Obscene Jeans shall not exceed two (2) Obscene Jeans per female cast member unless Client chooses to send more than two (2) Obscene Jeans per female cast member. The total number of Obscene Jeans that Client sends to Company for the female cast members of JERSEY SHORE to wear and promote is decided by the JERSEY SHORE wardrobe stylist; however, Client has “final approval” and ultimately makes the final decision on how many and which Obscene Jeans the female cast members will wear and promote.

Photo Rights: Company will use best efforts to obtain pictures of the female cast members wearing the Obscene Jeans. Any pictures of the JERSEY SHORE female cast members wearing the Obscene Jeans that Company uses best efforts to provide to Client can be used in “News” or “Celebrity Fans News” sections of Client’s website as well as on Client’s social networking websites (ie: My Space, Facebook, Twitter, etc.) as these are press photos and do not require a release when used to report news. If Client wishes to use the pictures as advertising or in an advertising campaign, Client will need to procure a written release from the celebrity.

United States Taxes: Company is a marketing company responsible only for distribution of product(s) and/or service(s) and is not a reseller. Any liability for gift tax remains solely with the celebrity recipient of the product(s) and/or service(s).

These terms of use shall be governed by and construed in accordance with the laws of the State of California. Both parties submit to the geographical jurisdiction of California. These Terms of Use constitute the entire agreement between Company and Client with respect to the Company’s product placement services supplied to Client. Client acknowledges and agrees that Client has read and understands the provisions of the terms and conditions of this Product Placement Agreement. Therefore and by executing this Agreement, Client and Company consent to the terms of televised and print media use described herein.

As Company is acting in reliance of the foregoing in consideration of the efforts Company intends to expend, Company would appreciate Client confirming the same by signing below and returning a copy for Company’s files while keeping a copy for Client’s records.

ACCEPTED & AGREED TO:	CONFIRMED:
/s/ Rachel Stark-Cappelli	_______________________
Rachel Stark-Cappelli	Bret D. McCartney
OBSCENE JEANS	CELEB BRANDING, LLC.
Its: President	Its: Chief Executive Officer

September 12, 2011

Date of Execution